Exhibit 99.1

LIBERTY GLOBAL ANNOUNCES EXECUTIVE LEADERSHIP CHANGES IN EUROPE
Severina Pascu will join Virgin Media as CFO and Deputy CEO
Baptiest Coopmans to become CEO of UPC Switzerland
Denver, Colorado - January 14, 2020

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK), one of the world’s leading converged video, broadband and communications companies, announced that Severina Pascu will join Virgin Media as Chief Financial Officer (CFO) and Deputy Chief Executive Officer (CEO) effective February 1, 2020. Ms. Pascu is currently CEO of Liberty Global’s Swiss operations, UPC Switzerland, and will be succeeded in that role by Baptiest Coopmans, Senior Vice President Operations for Liberty Global and a key executive with the company for the past seven years.

In addition to leading the finance function at Virgin Media, Ms. Pascu will take on responsibility for customer service and field operations as well as logistics and supply chain, reporting to Virgin Media CEO Lutz Schüler. She will also continue to be a member of Liberty Global’s Executive Leadership Team.

“This is an exciting moment for Virgin Media,” said Mike Fries, CEO Liberty Global. “Severina is a world class operator and finance executive. She’s done extraordinary work executing our turnaround plan in Switzerland and will be a critical partner to Lutz at Virgin Media. They will be a powerhouse team.”

“Severina has a fantastic track record in telecoms markets across Europe and has extensive operational and strategic experience which will be invaluable to us at Virgin Media,” said Schüler. “I’m looking forward to Severina joining the team next month as we continue to transform our business and embark on an exciting new growth chapter to help us realize our ambition to become the most recommended brand in our sector for our people and customers.”

Ms. Pascu started her career with Liberty Global as CFO of UPC Romania in 2008 and has grown into a strong operator with transformation experience across operations in Central and Eastern Europe. She has held positions ranging from CEO of Romania and Hungary and later for all of Liberty’s Central European businesses, culminating in being CEO of UPC Switzerland. She has a proven track record in finance and operations with a strong focus on customer service, new product innovation and team management.

Pascu said: “I am delighted to join Virgin Media at such an exciting time for the company and the industry. Virgin Media is an incredible brand and I am looking forward to working with such an amazing team. I leave a strong team in Switzerland with a solid plan to bring UPC back to growth and I am confident that Baptiest will provide strong and stable leadership there.”

Mr. Coopmans joined Liberty Global in 2013 as the CEO of UPC Netherlands, where he led its merger of UPC with Ziggo to become the leading national cable operator, and the subsequent creation of VodafoneZiggo, the largest fixed-mobile converged challenger in the Netherlands. He currently oversees technology, network and operations for Liberty Global across Europe as well as the services it delivers to other operators. In his new role Mr. Coopmans will also oversee Liberty Global’s operations in Poland and Slovakia and will be on Liberty Global’s Executive Leadership Team, reporting to Mike Fries, CEO.

“Baptiest is a great fit for the UPC team,” said Fries. “He has CEO experience and has done excellent work reshaping our operating model to drive reduced costs and greater efficiency. There’s still hard work to be done in Switzerland and Baptiest is well positioned to take the reins.”
ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.
For more information, please visit www.libertyglobal.com or contact:

Investor Relations:                 Corporate Communications:
Matt Coates +44 20 8483 6333            Molly Bruce +1 303 220 4202
John Rea +1 303 220 4238            Matt Beake +44 20 8483 6428
Stefan Halters +44 20 8483 6211